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                                                                     Exhibit 99


Contact:                       HMI Industries Inc.
                                                              Kirk Foley
                                                              John Pryor
                                                              (216) 986-8008



FOR IMMEDIATE RELEASE


        HMI Industries Inc. Announces Resignation and Replacement of the
                       Chairman of the Board of Directors


CLEVELAND, Ohio, February 3, 2004... Today the Board of Directors of HMI Industries Inc. (Health-Mor) has accepted the resignation and retirement of James R. Malone who has led the Company for the past 8 years from December 1996 until today.

Mr. Malone stated that other commitments to directorships, as well as the availability of an effective and competent executive staff at HMI, make it appropriate for him to step down. Mr. Malone stated that "the Company is well situated for it to move forward, I will miss the relationships and the dynamics of the direct selling industry."

The Board of Directors announced the election of Kirk W. Foley to the office of Chairman of the Board of Directors effective immediately. Mr. John Pryor remains President of the Company. Mr. Foley was Chairman & CEO of the Company from 1990 to 1996.

HMI is a globally oriented, direct selling company engaged in the manufacture and sale of high filtration portable surface cleaners, central vacuum cleaning systems and portable room air cleaners. The company's high filtration portable surface cleaner and portable room air cleaner are sold under the trade names Filter Queen(R), Princess(R), Majestic(R), Empress(R) and Defender(R) and its central vacuum cleaning system is sold under the trade names Vacu-Queen(R) and Majestic II(R). The company's shares are traded on the OTC Bulletin Board under the symbol "HMII.OB."